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                                                                 EXHIBIT 10.41.1

                         MEMBER ADMISSION AGREEMENT

Purchaser's Name:        Vans, Inc.

Issuer:                  Board Wild LLC, an Oregon limited liability company

Units:                   Voting Units of Issuer

Dated:                   April 1, 1998

           In consideration of (1) the agreement of Board Wild, LLC, an Oregon limited liability company (the "Company") to admit the above-named purchaser (the "Investor") as a member of the Company; and (2) the agreement of the Company to provide to the Investor the benefits described on the attached Exhibit A, the Investor hereby subscribes for 250 Units of the Company's voting ownership interests (the "Units"), which the Company represents and warrants equals twenty percent (20%) of the outstanding Units.

           The Company acknowledges that the Investor has provided valuable contributions to the Company, including a $215,500 equity contribution pursuant to a letter agreement dated August 4, 1997 (the "Letter Agreement") and a $150,000 loan pursuant to a promissory note dated as of the date of this Agreement. The Company acknowledges that the past equity contribution and the contemporaneous loan constitute adequate consideration and full payment for the Units to be issued pursuant to this Agreement. In connection with this subscription, investor acknowledges and represents to the Company as follows:

           1. I have both knowledge and experience in financial and business matters, and have available legal and financial advisors who are capable of evaluating the merits and risks of my purchase of the Units. I am aware that the purchase of the Units involves a high degree of risk, and I have sufficient economic resources to bear the economic risk of the complete loss of my investment in the Units. I am aware of the business affairs of Issuer, and its financial condition, and have acquired sufficient information about the Issuer to reach an informed and knowledgeable decision to acquire the Units. I am purchasing the Units for my own account for investment purposes only and not with a view to, or for the resale in connection with, any "distribution" thereof for purposes of the Securities Act of 1933, as amended (the "Act").

           2. I acknowledge and agree that this is an extremely speculative investment, and that I could lose my entire investment in the Units. I also acknowledge that I have received and carefully reviewed the Company's Operating

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                      Agreement (dated May 31, 1996) that will govern the
                      operations of the Company.

           3. I understand that the Units have not been registered, under the Securities Act or under the securities laws of any state. I further understand that the Units have been issued to Investor in reliance upon exemptions from such laws, which depend, among other things, upon the bona fide nature of my investment intent and the accuracy of the representations that I make in this Agreement.

           4. I understand that the Units must be held indefinitely unless subsequently registered under the Securities Act and any applicable state law, or unless an exemption from registration is otherwise available. In addition, I understand that the certificates representing the Units will be imprinted with a legend which prohibits transfer of the Units unless the transfer is in accordance with the terms of the Securities Act and with the terms of the Company's Operating Agreement.

           5. I further understand that at the time I wish to sell the Units, if ever, there may be no public or private market in which to make a sale, there may be no valuation criteria available, and I will not have the right to require the Company to register the Units, all of which may severely limit my ability to sell my Units for what I would consider to be a fair price.

           6. You have made available to me, to my counsel and advisors, all documents that were requested relating to my purchase of the Units and to the business and future affairs of the Company, and you have and the officers and directors of Company have provided answers to all questions that I have asked of you concerning the offering and my investment in the Units. I understand and acknowledge that this Member Admission Agreement, and Exhibit A hereto, replaces and supersedes the Letter Agreement, and that the terms of the Letter Agreement shall have no further force or effect.

           7. I acknowledge that certain of the information furnished to me by the Company is confidential and not public, and agree that all such information will be kept in confidence by me and neither used to my personal benefit nor disclosed to any third party for any reason except with your prior consent.

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           8.         I understand that as a member of the Company, I will be
                      entitled to appoint one manager to the Company's board of managers. However, I also understand that members owning a majority of Units in the Company control the voting power of the managers. Therefore, if I do not control a majority of Units, I will not exercise majority voting control over the business and affairs of the Company, nor will I have control over other items related to my investment in the Company, including possible dilution.

           9. I understand that the Company is represented by legal counsel and that this Agreement and all other documents related to the Company that have been presented to me have been prepared with the assistance of the Company's legal counsel, who do not and cannot represent me or my interest in this transaction.

           10. I HAVE RECEIVED, READ AND UNDERSTAND THE COMPANY'S OPERATING AGREEMENT, DATED MAY 31, 1996, AND UNDERSTAND THAT BY EXECUTING THIS MEMBER ADMISSION AGREEMENT, I WILL BECOME A PARTY TO AND BE BOUND BY ALL TERMS AND CONDITIONS OF THE OPERATING AGREEMENT.

           IN WITNESS WHEREOF, the Company and the Investor have executed this Agreement to be effective as of the date first written above.

                                    BOARD WILD, LLC, AN OREGON
                                    LIMITED LIABILITY COMPANY



                                        R. DOUGLAS ALLEN
                                    -------------------------------------------
                                    By: R. Douglas Allen, Manager

INVESTOR                 # OF UNITS          LOAN AMOUNT         EQUITY
--------                 ----------          -----------         ------
VANS, INC.


----------------------
By:                         250                $150,000          $215,500



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                                    EXHIBIT A
                          TO MEMBER ADMISSION AGREEMENT
                                 FOR VANS, INC.

           As additional consideration for the agreement of Vans, Inc. to subscribe for 250 Units of the Company's Units, the Company hereby grants to Vans, Inc. ("Vans") the following additional benefits:

           1. A non-exclusive worldwide license to utilize all footage (16mm, Bet SP and Digital) that the Company owns the rights to for use in any advertising and/or promotional projects conducted by or for Vans excluding the production of a television program similar to Board Wild. Editing and/or duplicating costs of preparing said footage for Vans will be billed at cost.

           2. A permanent sponsorship for the Company's "Board Wild" domestic television series that currently airs on the FOX Sports Network. Vans' rights as a permanent sponsor shall include, but will not be limited to: presenting billboards in every domestic episode; product and athlete features; and 30-second ad spots at a 15% discount below the lowest rate paid by any advertiser committed to at least 26 Board Wild episodes.

           3. The right to obtain deeply discounted or even free 30-second spots in the domestic episodes of the Board Wild series. In addition, the Company shall provide Vans an opportunity to obtain a larger percentage of the Company's Net Revenue based on Vans' ability to assist with the Company's ongoing sponsorship needs. In that regard:

           3.1 Vans' domestic rate for procuring 30-second ad spots shall be decreased by 33% if Vans can obtain one sponsor for the Board Wild program in, at or above Vans' current level of participation (not less than $5,000 per episode for a minimum of 26 episodes).

           3.2 Vans' domestic rate for procuring 30-second ad spots shall be decreased an additional 33% if Vans can obtain a second sponsor in, at or above Vans' current level of participation.

           3.3 Vans' domestic rate for procuring a 30-second ad spot shall be free if Vans can obtain a third sponsor in, at or above Vans' current level of participation.

           3.4 If Vans procures the aforementioned three sponsors, additional sponsorship participation generated by Vans will entitle Vans to a larger percentage of

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                      the Company's Net Revenues. For each $20,000 worth of
                      sponsorship procured by Vans beyond the aforementioned three sponsors, Vans will receive an additional .30% of the Company's Net Revenues during the fiscal year when said sponsorship was generated. For purposes of this Agreement, "Net Revenues" means all revenues collected by the Company less the following; (a) all expenses incurred by Board Wild in producing, distributing and advertising the Board Wild Series, any subsequent series, and any related retail products, (ii) a management fee of fifteen thousand dollars ($15,000.00) per month commencing July 1, 1996, payable to International Sports Productions, Inc. for its management of Board Wild and the assistance it provides in marketing, sales, distribution and accounting for all Board Wild products, and (iii) all taxes, fees, licenses, royalties and other liabilities arising from Board Wild's business.

           4. The right of first refusal to procure advertising space (i.e. billboards and commercials) in each country where the Board Wild program is syndicated.

           5. A $150,000 credit toward international advertising and/or advertising on videos produced by the Company in conjunction with an advertising discount of 20% off the lowest ad rates procured by the Company on all international in-show advertising. Said credit may be used at any time, but may not exceed $20,000 within any one quarter.

           6. Free billboards in all international episodes that are bartered. In addition, the Company shall make every reasonable attempt to procure free billboards for Vans within international episodes that are purchased as long as the billboard procurement does not adversely affect the purchase price for the episodes. Vans agrees to pay for the additional editing costs to place the Vans billboard at the front and back of international episodes (it takes approximately 30 minutes to lay a Vans billboard into the front and back of a show; said costs will not exceed $75/episode/country and may be deducted as part of the $150,000 Vans credit discussed in #8 herein).

           7. Free advertising in each of the North American board sport guide books distributed by the Company (i.e. a Vans full-page print ad will be included in each such guide book the Company retails nationally and/or internationally).

           8. The right to appoint one (1) manager of the Company.



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